Exhibit 99.1

PRESS RELEASE

Juniper Pharmaceuticals Reports Third Quarter 2016 Financial Results

— Conference call at 8:30 a.m. EST today —

BOSTON, MA – November 15, 2016 – Juniper Pharmaceuticals, Inc. (Nasdaq: JNP) (“Juniper” or the “Company”), a women’s health therapeutics company, today announced financial results for the three- and nine- month periods ended September 30, 2016. Recent highlights include:

•	OneCrinone® 90 mg (progesterone) launched in Japan by Merck KGaA, Darmstadt, Germany (“Merck KGaA”);

•	Completed pilot study for JNP-0101 intravaginal ring (“IVR”) demonstrating delivery of oxybutynin in an animal model;

•	Discontinued development of COL-1077 lidocaine vaginal gel following Phase 2b results;

•	Revenue increased to $11.6 million for the third quarter of 2016 and $33.6 million for the first nine months of 2016, up 5% and 13%, respectively, versus the prior year periods;

•	Service revenues increased for the seventh consecutive quarter on a local currency basis;

•	Cash and equivalents of $15.0 million at September 30, 2016; and,

•	Monetized U.S. Crinone® (progesterone gel) royalty stream with Allergan, Inc., providing $11 million of non-dilutive cash to Juniper in November 2016.

“Ongoing strong quarterly revenue growth provides continued cash flow which, coupled with the $11 million from Allergan, enables targeted investments in product development while also supporting our solid cash position,” said Alicia Secor, Juniper’s President and CEO.

“We continue to advance our IVR pipeline, targeting unmet and underserved needs in women’s health including overactive bladder, HRT and preterm birth,” Ms. Secor continued. “We are selectively evaluating acquisition and in-licensing opportunities with the goal of bringing in one or more women’s health therapeutics to enhance our product portfolio and establish a new trajectory to support our mission of building a leading women’s health company.”

Juniper’s current 505(b)(2) product candidates are: JNP-0101, an oxybutynin IVR for the treatment of overactive bladder in women; JNP-0201, a combination estrogen + progesterone IVR for menopausal symptoms; and, JNP-0301, a progesterone IVR for the prevention of preterm birth in women with a short cervical length at mid-pregnancy.

Third Quarter Financial Results

Third quarter total revenues increased 5% to $11.6 million, compared with $11.0 million for the quarter ended September 30, 2015.

Product revenues were $7.1 million, an increase of $0.3 million, or 5%, versus the third quarter of last year, driven by continued in-market growth and new market sales of Crinone® by Merck KGaA.

Service revenues were $3.3 million, a $0.1 million, or 4%, increase versus the third quarter of last year. While we experienced continued strong revenue growth in the local UK currency, the weak pound versus the U.S. dollar continues to dampen translated revenue. On a local currency basis, third quarter service revenues increased 22% year-over-year.

Royalty revenues, based on Allergan’s sales of Crinone® in the U.S., increased by $0.1 million to $1.2 million.

Gross profit increased to $5.9 million as compared with $4.4 million in the prior year quarter.

Total operating expenses were $5.7 million in the third quarter of 2016. The $1.5 million increase as compared to the prior year quarter was driven by a $0.7 million increase in R&D spending and a $0.9 million increase in general and administrative costs.

Third quarter R&D expense was driven by costs associated with the now-concluded Phase 2 clinical trial of COL-1077. The increase in general and administrative costs was primarily driven by costs associated with organizational growth.

Juniper recorded net income of $0.2 million, or $0.02 per diluted share, in the third quarter of 2016, compared to net income of $0.4 million, or $0.03 per diluted share, in the same period of 2015.

Nine Months Financial Results

For the nine months ended September 30, 2016, total revenues increased 13% to $33.6 million, compared with $29.7 million for the nine months ended September 30, 2015.

Product revenues were $20.7 million, an increase of $2.3 million, or 13%, versus the same period last year. Service revenues were $10.0 million, up $1.6 million, or 19%, versus the same period last year. On a local currency basis, service revenues in the first nine months of 2016 increased 31% year-over-year. Royalty revenues increased by $0.1 million to $3.0 million.

Gross profit increased to $15.1 million as compared with $12.7 million in the same period last year.

Total operating expenses were $19.0 million in the nine months ended September 30, 2016. The $5.5 million increase as compared to the prior year period was driven by a $3.1 million increase in R&D spending and a $2.5 million increase in general and administrative costs.

Juniper recorded a net loss of $3.7 million, or ($0.34) per diluted share, in the nine months ended September 30, 2016, compared to a net loss of $0.5 million, or ($0.05) per diluted share, in the same period of 2015.

Liquidity

Cash and cash equivalents increased to $15.0 million as of September 30, 2016, versus $13.0 million at June 30, 2016 and $13.9 million at December 31, 2015.

On November 15, 2016, the Company announced the monetization of U.S. Crinone® royalty stream with Allergan, Inc. Juniper will record the $11 million payment and royalties for the month of October as royalty income in the fourth quarter of 2016.

Restatement

Financial results for prior periods discussed above are based on the Company’s restated financial results as filed on Forms 10-K/A and 10-Q/A filed on November 14, 2016 with the SEC.

Under the revised methodology, product revenue is recognized upon shipment to Merck KGaA at the minimum price (our direct manufacturing cost plus 20%). Amounts invoiced above the minimum price for countries where we are entitled to a percentage of Merck KGaA’s net revenue are recorded as deferred revenue. Upon receiving sell-through information from Merck KGaA, revenue is recorded to reflect the percentage of Merck KGaA’s net selling price for specific countries.

Conference Call

As previously announced, Juniper’s management team will hold a conference call to discuss financial results for the third quarter ended September 30, 2016, as follows:

Date:	Tuesday, November 15, 2016

Time:	8:30 a.m. EST

Dial-in numbers:	Toll free: (866) 374-4635 (U.S.), (855) 669-9657 (Canada), or International: (412) 902-4218

Audio webcast (live & archive):	www.juniperpharma.com, under ‘Investors’ or click here

A replay of the teleconference will be available at approximately one hour after completion through Monday, November 21, 2016, at (877) 344-7529 (U.S.), (855) 669-9658 (Canada) or (412) 317-0088 (International). The conference ID for the replay is 10095855.

The archived webcast will be available for one year via the aforementioned URLs.

About Juniper Pharmaceuticals

Juniper Pharmaceuticals, Inc. is focused on developing therapeutics that address unmet medical needs in women’s health. The Company is advancing a pipeline of proprietary product candidates that leverage its differentiated intravaginal ring technology and the 505(b)(2) regulatory pathway. Juniper’s core operating business includes the Crinone® (progesterone gel) franchise and Juniper Pharma Services, which provides high-end fee-for-service pharmaceutical development and clinical trials manufacturing to clients. Please visit www.juniperpharma.com for more information.

Juniper Pharmaceuticals™ is a trademark of Juniper Pharmaceuticals, Inc., in the U.S. and EU.

Crinone® is a registered trademark of Merck KGaA, Darmstadt, Germany, outside the U.S. and of Allergan, Inc. in the U.S.

OneCrinone® is a registered trademark of Merck KGaA, Darmstadt, Germany.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to anticipated future financial performance; the timing of clinical trials for Juniper’s product candidates and the announcement of results from these trials; and the potential of Juniper’s IVR to improve the delivery of therapeutics to women. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the drug development process generally, including the outcomes of planned clinical trials and the regulatory review process; the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies or following commercial launch, if such product candidates are approved; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Juniper Pharmaceuticals’ ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risk associated with Juniper Pharmaceuticals’ ability to manage operating expenses and/or obtain additional funding to support its business activities; and risks associated with Juniper Pharmaceuticals’ dependence on third parties. For a discussion of certain risks and uncertainties associated with Juniper Pharmaceuticals’ forward-looking statements, please review the Company’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K/A for the period ended December 31, 2015 and Quarterly Report on Form 10-Q for the period ended September 30, 2016 as filed with the SEC on November 14, 2016. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These statements are based on management’s current expectations and Juniper Pharmaceuticals does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

Contact

Amy Raskopf

Director, Corporate Communications, Juniper Pharmaceuticals, Inc.

(917) 673-5775 / ir@juniperpharma.com

Media:

Amy Covino

Tell Med Strategies

(201) 774-3111 / amy.covino@tmstrat.com

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Juniper Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
		As Restated		As Restated
Revenues
Product revenues	$7,057	$6,735	$20,716	$18,375
Service revenues	3,337	3,218	9,964	8,392
Royalties	1,162	1,040	2,963	2,895

Total net revenues	11,556	10,993	33,643	29,662

Cost of product revenues	3,683	4,192	11,892	10,825
Cost of service revenues	2,022	2,361	6,630	6,176

Total cost of revenues	5,705	6,553	18,522	17,001

Gross profit	5,851	4,440	15,121	12,661

Operating expenses
Sales and marketing	259	338	910	941
Research and development	2,304	1,598	8,234	5,114
General and administrative	3,111	2,220	9,815	7,356

Total operating expenses	5,674	4,156	18,959	13,411

Income (loss) from operations	177	284	(3,838)	(750)

Interest expense, net	(24)	(27)	(74)	(81)
Other income, net	90	114	296	322

Income (loss) before income taxes	243	371	(3,616)	(509)
(Benefit from) provision for income taxes	(5)	3	47	11
Net income (loss)	$248	$368	$(3,663)	$(520)

Diluted net income (loss) per share	$0.02	$0.03	$(0.34)	$(0.05)

Diluted weighted average shares outstanding	11,060	11,009	10,791	10,758

Basic net income (loss) per share	$0.02	$0.03	$(0.34)	$(0.05)

Basic weighted average shares outstanding	10,799	10,771	10,791	10,758

Juniper Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	September 30, 2016	December 31, 2015
		As Restated
Assets:
Cash and cash equivalents	$14,971	$13,901
Accounts receivable, net	5,255	7,538
Inventories	4,838	3,623
Prepaid expenses and other current assets	1,346	872

Total current assets	26,410	25,934

Property and equipment, net	12,562	12,850
Intangible assets, net	1,099	1,598
Goodwill	8,770	10,010
Other assets	168	185

Total Assets	$49,009	$50,577

Liabilities and Stockholders’ Equity:
Accounts payable	$4,778	$2,004
Accrued expenses and other	4,451	3,430
Deferred revenue	5,810	4,167
Notes payable	214	238

Total current liabilities	15,253	9,839

Deferred revenue, net of current portion	—	710
Notes payable, net of current portion	2,370	2,897
Other noncurrent liabilities	66	69

Total Liabilities	17,689	13,515

Commitments and Contingencies
Series C preferred stock	550	550
Total stockholders’ equity	30,770	36,512

Total liabilities and stockholders’ equity	$49,009	$50,577

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Source: Juniper Pharmaceuticals, Inc.